            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Summary of
Historical Financial Data", "Selected Historical Consolidated Financial Data",
"Management's Discussion and Analysis of Financial Consolidation and Results of
Operations", "Business" and "Experts" and to the use of our report dated July
22, 2004 (except as to Note 1 - "subsequent event" as to which the date is July
XX, 2004), in the Registration Statement (Form S-1 No. 333-114818) and related
Prospectus of Primus Guaranty, Ltd. dated July 22, 2004.

/s/ Ernst & Young LLP

New York, New York

The foregoing report is in the form that will be signed upon the completion of the initial public offering described in Note 1, "subsequent event".

/s/ Ernst & Young LLP
July 22, 2004